Exhibit 99.1

Macquarie Infrastructure Corporation Announces New Chief Financial Officer

Liam Stewart to replace Todd Weintraub effective June 30, 2015

Weintraub to continue to serve on MIC operating company boards

Robert Choi appointed principal accounting officer

NEW YORK--(BUSINESS WIRE)--June 18, 2015--Macquarie Infrastructure Corporation (NYSE:MIC) announced that Liam Stewart has been seconded by the Company’s manager, Macquarie Infrastructure Management (USA), to serve as chief financial officer of MIC effective June 30, 2015. The MIC board of directors has simultaneously approved the secondment and elected Stewart chief financial officer.

Stewart succeeds Todd Weintraub who was employed by Macquarie and seconded to MIC in May of 2005. Weintraub was appointed chief financial officer of the Company in November of 2008.

Stewart joined Macquarie and has worked with MIC since April of 2014 serving as asset director for MIC’s Atlantic Aviation business since that time. In addition, he has led various holding company level projects including the build out of MIC’s Contracted Power and Energy segment.

From 2009 through 2013 Stewart served as senior vice president and management partner at Global Tower Partners, then a Macquarie-affiliated private real estate investment trust owning and operating cellular communications towers in the U.S., Mexico, Costa Rica and Panama. At Global Tower Partners he led the firm’s debt and equity financings, business planning, capital expenditure initiatives and financial planning and analysis functions.

Prior to joining Global Tower Partners, Stewart was employed by Macquarie Group with responsibility for listed media and telecommunications investments in North America. He will report to James Hooke, chief executive officer of MIC. Hooke and Stewart worked together previously prior to both joining the Macquarie Group in 2007.

“We are pleased that Liam has agreed to assume the role of chief financial officer of MIC,” said Hooke. “His experience with the broader infrastructure asset class, as well as his capital markets and transaction experience will be particularly valuable to MIC as we continue to grow in our existing and potentially new businesses.”

Stewart received an MBA from the Kellogg School of Management at Northwestern University and holds both Bachelor of Arts and Bachelor of Laws degrees from the University of New South Wales.

Weintraub will remain employed by Macquarie and seconded to MIC through December 31, 2015 to assist in the orderly transitioning of responsibilities to Stewart. He has also agreed to continue to serve as member of the boards of MIC’s Atlantic Aviation and IMTT subsidiaries on an ongoing basis.

“While I am enormously proud of what we have accomplished at MIC over the past decade, I’ve reached a point where I wish to move in a new career direction,” said Weintraub. “I’m leaving MIC confident in the ability of the team, the resilience of the processes and future of the enterprise generally.”

“We thank Todd for his many contributions to MIC over the years and while I am sad he will be leaving, I understand his desire to take on a new challenge. He has been a wonderful business partner and I look forward to his continued involvement with our operating entities as a member of the Atlantic Aviation and IMTT boards,” said Hooke. “Todd’s development and leadership of our financial function, as well as his role as a trusted advisor, have been instrumental to MIC’s growth and success and we wish him only the best in his future endeavors.”

Concurrent with the appointment of Stewart, Robert Choi has been elected by the MIC board of directors to serve as its principal accounting officer. Choi has served as MIC’s controller and vice president of financial reporting since November of 2008.

Prior to joining Macquarie, Choi was responsible for external financial reporting at Time Warner, Inc. and at Citigroup prior to that. Choi is a certified public accountant and licensed by the State of New York.

About Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Corporation website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Corporation
Investor enquiries:
Jay A. Davis, 212-231-1825
Investor Relations
or
Media enquiries:
Stephen Yan, 212-231-1277
Corporate Communications